EXHIBIT 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Brandon LaVerne, CFO

Joseph Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

PC MALL REPORTS RECORD SECOND QUARTER 2008 RESULTS

NON-GAAP DILUTED EPS OF $0.25 IN Q2 2008 ON 26% REVENUE GROWTH

Consolidated Second Quarter Highlights:

•	Consolidated net sales were a Q2 record $331.2 million, up 26% year-over-year (YOY)
•	Gross profit was a Q2 record $46.2 million, up 36% YOY
•	Gross profit margin for the quarter was 14.0% vs. 12.9% in Q2 2007
•	Non-GAAP operating profit for Q2 2008 was $6.6 million, up 14% YOY
•	Non-GAAP operating profit margin for Q2 2008 was 2.0%
•	Non-GAAP diluted EPS was $0.25 vs. $0.22 last year; GAAP diluted EPS was $0.22

Torrance, California – July 29, 2008 — PC Mall, Inc. (NASDAQ:MALL) today reported record second quarter financial results. Consolidated net sales for Q2 2008 increased 26% to $331.2 million. Consolidated gross profit for Q2 2008 increased 36% to $46.2 million. Consolidated gross profit margin was 14% in Q2 2008 compared to 12.9% in Q2 2007. GAAP operating profit for Q2 2008 increased 1% to $5.9 million, and included a $0.8 million charge related to a lawsuit settlement. GAAP operating profit margin for Q2 2008 was 1.8% vs. 2.2% in the prior year. Excluding the charge, non-GAAP operating profit for the quarter increased 14% to $6.6 million, and non-GAAP operating profit margin was 2.0%. GAAP net income for Q2 2008 was $3.0 million, flat with the prior year; however, excluding the $0.5 million after-tax charge, non-GAAP net income increased 17% to $3.5 million. GAAP diluted EPS in Q2 2008 was $0.22, flat with Q2 2007. Excluding the charge, non-GAAP diluted EPS was $0.25.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “Once again, we are very pleased to report record second quarter results despite continued softness in IT spending. In a challenging macro environment, we performed well, and as we enter the second half of the year, we remain focused on executing our strategy to bring value to our customers and vendor partners across our market segments.”

Information about PC Mall’s use of non-GAAP financial information is provided under “Non-GAAP Measures” below.

Segment Results

SMB

Q2 2008 net sales for our SMB segment were $129.9 million, a $4.6 million, or 4%, increase despite continued softness in our volume iPod sales to certain customers.

Gross profit for SMB increased by $0.5 million, or 3%, to $16.1 million in Q2 2008 compared to $15.7 million in Q2 2007, resulting primarily from the increased sales discussed above. Gross profit margin for SMB remained relatively flat at 12.4% in Q2 2008 compared to 12.5% in Q2 2007.

Operating profit in Q2 2008 for SMB decreased 14% to $7.6 million compared to $8.9 million in Q2 2007. The decrease was primarily due to an increase in SMB personnel costs and bad debt expense, partially offset by the increase in gross profit as discussed above. The increase in SMB personnel costs was primarily due to our investment in SMB account executive headcount for future growth, a reduction in our Canadian labor subsidy under a new program which began in January 2008 and a weakening of the U.S. dollar.

MME

Q2 2008 net sales for our MME segment were $104.4 million compared to $44.6 million in Q2 2007, an increase of $59.8 million or 134%. This increase was due primarily to the inclusion of SARCOM results in Q2 of 2008, and strong growth in our legacy MME business. Excluding the impact of the SARCOM acquisition in Q2 2008, net sales in our MME business increased 10% to $49.0 million from $44.6 million.

Gross profit for MME increased by $12.5 million, or 196%, to $18.8 million in Q2 2008 compared to $6.3 million in Q2 2007, and gross profit margin increased by 380 basis points to 18.0% in Q2 2008 compared to 14.2% in Q2 2007. The increase in MME gross profit was due primarily to the increase in MME sales as discussed above. The increase in MME gross profit margin was due to a favorable increase in the mix of services in Q2 2008 and an increase in sales of certain software licenses by SARCOM, which are recorded on a net basis.

MME operating profit in Q2 2008 increased 176% to $4.8 million compared to $1.8 million in Q2 2007. The improvement was due primarily to the increase in MME gross profit discussed above, partially offset by a $6.9 million increase in MME personnel costs which was due primarily to the addition of SARCOM personnel as well as investment in sales account executives in our legacy MME business.

Public Sector

Q2 2008 net sales for our Public Sector segment were $37.3 million compared to $37.7 million in Q2 2007, a decrease of $0.4 million or 1%. This decrease was due primarily to a decline in our federal business which was impacted by the timing of certain shipments at the end of the quarter, largely offset by increases in our state and local (“SLED”) business capitalizing on the close of the SLED budget year and recent contract wins in this sector.

Gross profit for our Public Sector segment decreased by $0.4 million, or 9%, to $3.9 million in Q2 2008 compared to $4.3 million in Q2 2007, and gross profit margin decreased by 90 basis points to 10.5% in Q2 2008 compared to 11.4% in Q2 2007. The decrease in our Public Sector gross profit and gross profit margin was due primarily to the loss of a state contract under which we provided contractual licensing products which we record on a net basis.

Operating profit in Q2 2008 for our Public Sector segment decreased 10% to $0.77 million compared to $0.85 million in Q2 2007. The decline was due primarily to the decrease in gross profit discussed above, partially offset by decreased bad debt expense and personnel costs.

Consumer

Q2 2008 net sales for our Consumer segment were $59.5 million compared to $55.3 million in Q2 2007, an increase of $4.2 million or 8%. This increase was due primarily to the overall strength in the Apple market and our aggressive consumer promotions, partially offset by what we believe is general softness in the consumer market.

Gross profit for our Consumer segment decreased by $0.3 million, or 4%, to $7.4 million in Q2 2008 compared to $7.7 million in Q2 2007, and gross profit margin decreased by 140 basis points to 12.4% in Q2 2008 compared to 13.8% in Q2 2007. The decrease in our Consumer gross profit and gross profit margin in the current quarter was primarily the result of increased sales of lower margin consumer CPUs and increased promotional activities in the quarter.

Operating profit in Q2 2008 for our Consumer segment decreased 1% to $2.8 million compared to $2.9 million in Q2 2007, remaining relatively flat due to the decrease in gross profit, largely offset by a decrease in advertising expense.

Corporate and Other

Corporate and Other selling, general and administrative expenses (“SG&A”) includes corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise included in our reportable operating segments. Q2 2008 Corporate and Other SG&A expenses increased by $1.7 million, or 20%, to $10.2 million from $8.5 million in Q2 2007. The increase was primarily due to a $1.1 million increase in personnel costs resulting from investments in our marketing, information technology and credit departments, as well as centralization of resources from our MME segment, and the $0.8 million lawsuit settlement charge described above, partially offset by a $0.2 million decrease in telecommunication costs.

Consolidated Balance Sheet

Accounts receivable at June 30, 2008 of $167.0 million increased by $7.7 million from December 31, 2007, primarily due to an increase in SARCOM receivables. Our inventory of $50.5 million at June 30, 2008 represents a decrease of $14.0 million from December 31, 2007. Accounts payable decreased by $27.8 million from December 31, 2007, primarily due to timing of vendor payables. Outstanding borrowings under our line of credit increased by $12.6 million net to $66.5 million at June 30, 2008 from December 31, 2007.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended June 30, 2008			Three Months Ended June 30, 2007
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$129,930	$16,112	$7,604	$125,368	$15,652	$8,861
MME	104,433	18,814	4,830	44,645	6,348	1,750
Public Sector	37,305	3,897	769	37,692	4,305	850
Consumer	59,521	7,361	2,829	55,277	7,651	2,869
Corporate & Other	(7)	35	(10,182)	(24)	(24)	(8,528)
Consolidated	$331,182	$46,219	$5,850	$262,958	$33,932	$5,802

	Three Months Ended June 30,
Average Account Executive Headcount By Segment(1):	2008	2007
SMB	410	353
MME	153	84
Public Sector	101	83
Consumer	121	116
Total	785	636

________________

(1) Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting certain consolidated financial measures on a non-GAAP basis, which excludes a charge related to a litigation settlement. We believe that the exclusion of the litigation settlement charge, which is non-recurring, from our results allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that such litigation settlement charge is not part of our ordinary business. We indicate the use of these non-GAAP consolidated financial measures within the discussions of our consolidated operating results, including earnings per share. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call on Tuesday, July 29, 2008 at 4:30 p.m. Eastern time (1:30 a.m. Pacific time) to discuss second quarter results. To listen to PC Mall management’s discussion of second quarter 2008 results live, access the PC Mall website, www.pcmall.com, and click on the Investor Relations section.

A conference call replay will be available from 6:30 p.m. ET following the call until August 19, 2008 and can be accessed by calling: (888) 286-8010 and inputting pass code 13868571.

About PC Mall, Inc.

PC Mall, Inc., together with its wholly-owned subsidiaries, founded in 1987, is a value added direct marketer of technology products, services and solutions, to businesses, government and educational institutions and individual consumers. We offer our products, services and solutions through dedicated account executives, various direct marketing techniques, and three retail stores. We also utilize distinctive full-color catalogs under the PC Mall, MacMall and PC Mall Gov brands and our websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, wareforce.com, sarcom.com, abreon.com and onsale.com, and other promotional materials. Customer product orders are rapidly filled by our distribution center strategically located near FedEx’s main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to our focus on delivering value to our customers and vendor partners. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of customers and/or a downturn in the economy; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our recent acquisition of SARCOM); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense and other expenses which may increase as a result of inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; availability of financing, including availability under our existing credit lines; and inability to convert back orders to completed sales. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part I of our Form 10-Q for the period ended March 31, 2008, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

* * *

-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$331,182	$262,958	$667,809	$519,738
Cost of goods sold	284,963	229,026	576,255	453,994
Gross profit	46,219	33,932	91,554	65,744
Selling, general and administrative expenses	40,369	28,130	79,554	55,902
Operating profit	5,850	5,802	12,000	9,842
Interest expense, net	924	803	2,137	1,730
Income before income taxes	4,926	4,999	9,863	8,112
Income tax expense	1,893	2,000	3,834	3,245
Net income	$3,033	$2,999	$6,029	$4,867

Basic and Diluted Earnings Per Common Share
Basic	$0.23	$0.24	$0.45	$0.39
Diluted	0.22	0.22	0.43	0.36

Weighted average number of common shares outstanding:
Basic	13,311	12,431	13,287	12,407
Diluted	14,069	13,532	13,996	13,543

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT, CONSOLIDATED OPERATING PROFIT MARGIN, CONSOLIDATED NET INCOME AND DILUTED EARNINGS PER SHARE

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Consolidated Operating Profit and Operating Profit Margin:
Consolidated net sales	$331,182	$262,958	$667,809	$519,738

Consolidated operating profit	$5,850	$5,802	$12,000	$9,842
Non-GAAP adjustment:
Litigation settlement charge (a)	790	—	790	—
Non-GAAP consolidated operating profit	$6,640	$5,802	$12,790	$9,842

Consolidated operating profit margin	1.8%	2.2%	1.8%	1.9%
Non-GAAP consolidated operating profit margin	2.0%	2.2%	1.9%	1.9%

Consolidated Net Income:
Consolidated net income	$3,033	$2,999	$6,029	$4,867
Non-GAAP adjustment:
Litigation settlement charge, net of taxes (a)	467	—	467	—
Non-GAAP consolidated net income	$3,500	$2,999	$6,496	$4,867

Diluted Earnings Per Share:
GAAP diluted EPS	$0.22	$0.22	$0.43	$0.36
Non-GAAP diluted EPS	0.25	0.22	0.46	0.36

Diluted weighted average number of common shares outstanding	14,069	13,532	13,996	13,543

(a)	Related to settlement of the Zekiya Whitmill and Lee Hanzy v. PC Mall Gov, Inc. case and the Lee Hanzy v. PC Mall, Inc. dba MACMALL, et al case.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$3,819	$6,623
Accounts receivable, net of allowances of $4,763 and $4,653	167,017	159,362
Inventories, net	50,544	64,515
Prepaid expenses and other current assets	10,204	9,233
Deferred income taxes	4,837	4,698
Total current assets	236,421	244,431
Property and equipment, net	8,541	8,958
Deferred income taxes	7,271	2,728
Goodwill	21,024	26,912
Intangible assets, net	12,256	12,024
Other assets	911	1,182
Total assets	$286,424	$296,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,012	$110,786
Accrued expenses and other current liabilities	22,323	29,150
Deferred revenue	17,433	12,563
Line of credit	66,470	53,893
Note payable – current	775	775
Total current liabilities	190,013	207,167
Note payable and other long-term liabilities	4,164	4,644
Total liabilities	194,177	211,811
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 13,800,025 and 13,676,765 shares issued; and 13,383,347 and 13,260,087 shares outstanding, respectively	14	14
Additional paid-in capital	99,811	97,869
Treasury stock, at cost: 416,678 shares	(1,015)	(1,015)
Accumulated other comprehensive income	845	993
Accumulated deficit	(7,408)	(13,437)
Total stockholders’ equity	92,247	84,424
Total liabilities and stockholders’ equity	$286,424	$296,235